EXHIBIT 99.1

DATAWATCH CORPORATION ANNOUNCES THE APPOINTMENT OF KEN BERO AS PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR FOLLOWING THE RETIREMENT OF ROBERT W. HAGGER

Chelmsford, MA—October 22, 2007—Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management (EIM), today announced that President & CEO Robert W. Hagger will retire effective December 31, 2007. Kenneth P. Bero, chief operating officer of the company, has been appointed to succeed Hagger as president and chief executive officer and has also been appointed to the Board of Directors.  Hagger has agreed to provide consulting advice to the new CEO for twelve months following his retirement and will remain a director of the company for the same period.

Prior to joining Datawatch, Bero was vice president for North American Channel Sales for Business Objects, Inc. where he nearly tripled that group’s sales in the four years he was associated with the company.  During the previous ten years, he held a number of increasingly responsible sales and marketing management positions with Tektronix, Inc., Access Graphics and Navidec Inc.

Richard de J. Osborne, chairman of the board said, “Robert Hagger joined Datawatch nearly eleven years ago to run its international operations, based in London, and was appointed CEO in June 2001.  Mr. Hagger has done a wonderful job.  He has recently expressed an interest in returning to Europe with his family, and the Board of Directors has been working with him to provide an orderly transition to a new management team.”

Since joining Datawatch, Bero has restructured and revitalized the company’s sales organization.  After being named COO in March of this year, he has taken on an increasingly broad role in the executive management of the company.

“The Board of Directors is very pleased to have someone of Ken Bero’s experience and demonstrated abilities ready to move into the position of CEO and lead the company forward,” continued Osborne.  “We are confident in the ability and strategic vision that Ken has demonstrated.”

“I am proud of what we have achieved over the last six years and particularly excited by our recent accomplishments,” said Hagger.  “Over the last year, we have clearly positioned Datawatch as a leader in the Enterprise Information Management (EIM) space specializing in Business Intelligence (BI) and Enterprise Content Management (ECM).  This includes integrating our various technologies to produce new product combinations that add value to the businesses of our 20,000 corporate customers.”

“We’ve also built a strong management team that has the skills and knowledge necessary to leverage our competitive advantage in helping companies turn static data into actionable information,” continued Hagger.  “As COO, Ken and his team have done a fine job, and they are now positioned to grow the company even further. It’s clear that the new organizational structure is having a positive impact on results.”

“The new management team at Datawatch has been assembled with the future growth of the company in mind,” said Bero.  “I feel very comfortable taking over the reins from Bob as we continue to reposition and grow the company.”

As previously announced, Datawatch will host a live webcast to discuss its fourth quarter fiscal 2007 results on Tuesday, November 27, 2007 at 2:00 p.m. (EDT). The webcast can be accessed at: http://www.vcall.com/IC/CEPage.asp?ID=122251. Please register at least 15 minutes early to download any necessary audio software. An archive of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation, a leader in Enterprise Information Management, helps companies make better decisions and solve business problems by simplifying access to information. Unique among EIM vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable insight, without any changes needed to existing systems. Datawatch customers benefit from the right information, in the right context, at the right time. More than 20,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Founded in 1985, Datawatch is based in Chelmsford, Mass. with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Datawatch, the Datawatch logo and Monarch are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Form 10-K for the year ended September 30, 2006 and Form 10-Q for the quarters ended December 31, 2006, March 31, 2007 and June 30, 2007. Any forward-looking statements should be considered in light of those factors.

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Investor Contact:
Datawatch Investor Relations
978-441-2200 ext. 8323
investor@datawatch.com

Media Contacts:
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Lisa G. Kilpatrick
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